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                    SEPARATION AGREEMENT AND GENERAL RELEASE



                  This Separation Agreement and General Release (the "Agreement") is entered into as of March 12, 2001, by and between Frank J. Preston ("Employee") and Collins & Aikman Products Co. (the "Company").

                  WHEREAS, Employee and the Company wish to terminate, on an amicable basis, the Employment Agreement between the parties, dated March 29, 2000, and wish to resolve all issues between them;

                  NOW THEREFORE, the Parties agree as follows:

                  1. Employee's employment with the Company will cease on March 12, 2001 (the "Resignation Date") due to Employee's voluntary resignation. The employment agreement, dated March 29, 2000 ("the Employment Agreement"), will be deemed terminated by Employee without cause on the Resignation Date. Employee has agreed to assist Mr. Tom Evans, his successors or designees, in assuring an orderly transition of Employee's responsibilities, and in assisting in such special projects as seen fit by the Company prior to the Resignation Date.

                  2. In consideration of this Agreement becoming effective, the Company agrees to pay Employee as severance pay, commencing in March, 2001, a monthly base salary of $33,333, less applicable tax and other withholdings (except that the payment made in March 2001 shall be a pro rata payment based on the number of business days in the severance period), for a period of 26 months ending at April 30, 2003, which shall be payable in accordance with the Company's regular payment practices.


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                  3. In consideration of this Agreement becoming effective, the
Company also agrees that the Employee will be eligible to participate in: 1) the Medical, Prescription and Dental benefit plans under the Company's policies, through April 30, 2003, provided Employee makes the same contribution to the cost of such coverage as is made by current employees; and 2) the Executive Medical benefit plan which will provide reimbursement up to an annual limit of $7,500. Employee acknowledges that the benefits provided in this paragraph satisfy the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for the continuation of benefits.

                  4. In consideration of this Agreement becoming effective, the Company also agrees to pay Employee a lump sum payment of $41,000, net of income taxes, payable on March 31, 2001.

                  5. In consideration of this Agreement becoming effective, the Company also agrees to pay Employee an annual incentive payment of $150,000, payable on March 31, 2001.

                  6. In consideration of this Agreement becoming effective, the Company agrees that, with respect to stock options grants awarded to Employee while he was employed by the Company, all options will immediately vest on the effective date of this Agreement and will remain exercisable until one year after the Resignation Date. Employee agrees that he was awarded an option on 100,000 shares at a strike price of $6.25 on May 24, 2000.

                  7. The parties agree that sections 9(a), (b) and (c) of the Employment Agreement will remain in effect during the period of this Agreement until April 30, 2003. The parties further specifically agree that the prohibition against competition in section 9(b) includes, but is not limited to, the following companies: Johnson Controls, Inc., Magna International, Inc.,



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The Rieter Group, Magee Carpet Inc., Lear Corporation and H.P. Pelzer
(Automotive System), Inc. or their successors. Individual companies, including those noted in this section, may be exempted from the prohibition against competition, upon the Employee providing reasonable evidence to the Company that the area of business in which he will be employed, or in which he will consult, does not directly compete with the current businesses of the Company or any of its affiliates.

                  8. Employee agrees that he will not recruit, solicit, employ or engage, for or on behalf of himself or any third party, any employee, officer, director, consultant, or agent of the Company, or induce or attempt to induce any employee, officer, director, consultant, or agent of the Company to terminate his or her relationship with, or otherwise cease his or his relationship with, the Company through April 30, 2002, except for employees discharged by the Company, employees who retire from the Company or as agreed by the Company.

                  9. Employee agrees that the payment and benefits provided for in paragraphs two (2), three (3), four (4), five (5) and six (6) of this Agreement exceed any payment or other thing of value to which he otherwise would be entitled.

                  10. Employee agrees that he shall not at any time seek employment with the Company and shall not assert that the Company has any duty or obligation to re-hire or retain him in any capacity, whether as an employee, consultant or otherwise.

                  11. In exchange for the consideration provided for in this Agreement, Employee for himself, and his heirs, executors, administrators and assigns (collectively the "Releasors") forever waives, releases and discharges the Company, its parent Collins & Aikman Corporation and its affiliates and all past and present officers, directors, employees,



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representatives, and agents of the foregoing (collectively the "Releasees"), from any and all claims, demands, causes of actions, fees, liabilities and expenses of any kind whatsoever, whether known or unknown, which they ever had or now have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of this Agreement. Without limiting the generality of this release, the Releasors release the Releasees from all claims arising out of any aspect of Employee's employment with the Company and from all claims in his capacity as a shareholder of Collins & Aikman Corporation including, but not limited to: (i) any claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. ss. 1981, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Elliott-Larsen Civil Rights Act or any other federal, state, or local law (statutory or decisional), regulation, or ordinance; and (ii) any tort and/or contract claims, including, without limitation, any claims of constructive discharge, wrongful discharge, breach of contract, breach of implied covenant of good faith and fair dealing, retaliation, assault, intentional infliction of emotional distress, defamation, nonphysical injury, personal injury or sickness or other harm.

                  The Releasors further acknowledge that they will not bring suit or authorize suit on any of their behalves against the Releasees or any of them, and, to the extent permitted by law, they agree not to file any charge or complaint, commence any proceeding of any kind or participate in any investigation or proceeding against the Releasees or any of them, with respect to any matter occurring prior to this Agreement. Should any charge, complaint, suit or proceeding be filed, the Releasors agree that they will not accept any relief or recovery therefrom.



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

                  12. Employee acknowledges that he has been urged by the Company to consult an attorney before signing this agreement and that he has executed this agreement with the waiver and release set forth above, after having had the opportunity to consult with an attorney and after having had the opportunity to consider the terms of this agreement for twenty-one (21) days after such terms were proposed to him. Employee further acknowledges that: he has read this agreement in its entirety; he understands all of its terms; he knowingly and voluntarily assents to all of the terms and conditions contained herein including, without limitation, the waiver and release; he is executing this agreement, including the waiver and release, in exchange for consideration in addition to anything of value to which he is already entitled; he is not waiving or releasing rights or claims that may arise after this agreement; and that he understands that the waiver and release in this agreement is being requested in connection with the cessation of his employment with the Company and in exchange for his receipt of consideration to which he otherwise would not be entitled.

                  This agreement, including the waiver and release contained herein, shall become effective the eighth (8th) day following Employee's execution of this agreement and he may at any time prior to the effective date revoke this agreement by giving written notice of such revocation to Gregory Tinnell, Senior Vice President, Human Resources.

                  Employee acknowledges and agrees that all payments and benefits provided herein shall be null and void and that he will repay the Company for any payments and benefits provided for in paragraphs two (2) and three (3) that the Company has provided to Employee or on his behalf commencing on and after the Resignation Date, if he does not execute this agreement after having had the opportunity to consider its terms for up to twenty-one (21) days


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after such terms were proposed to him or if he revokes this agreement within seven (7) days of his having executed it.

                  13. Employee agrees that he will keep the terms, amount and fact of this Agreement completely confidential and that he will not disclose to any entity or other person the terms and conditions of this Agreement until such time as it is publicly disclosed by the Company except that he may disclose the terms of this Agreement: (i) as is necessary to enforce the terms of this Agreement; (ii) to such persons to whom disclosure is necessary to file a tax return or contest a denial of tax refund; (iii) to Employee's spouse, immediate family, legal, financial and tax advisors; and (iv) pursuant to a valid subpoena or court order, provided that the Company shall have a right to challenge any such subpoena or court order before Employee complies with it.

                  14. Employee agrees that he will not disparage, denigrate or ridicule the Company, its parent, affiliates, successors, or any of their respective past or present employees, officers, or any individual or entity with whom the Company or its parent or any of its affiliates has a business relationship, whether by way of news interviews or the expression of personal views, opinions or judgments made to the news media, the employees of the Company, its parent or any of its affiliates or any individual or entity with whom the Company or any of its affiliates has a business relationship, or otherwise. Employee and the Company agree to direct all inquiries regarding employment references to the Senior Vice President, Human Resources, who will provide a reference and who will not disparage, denigrate or ridicule the Employee.

                  15. Employee acknowledges that material to the inducement for the Company to enter into this Agreement are the waiver and release set forth in paragraph eleven (11) herein,



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and Employee's covenants with respect to non-competition, non-solicitation of employees, confidentiality, and nondisparagement set forth in paragraphs seven
(7), eight (8), thirteen (13) and fourteen (14) herein.

                  16. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Employee agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such provision shall be reformed to make it enforceable in accordance with the intent of the parties.

                  17. This Agreement shall be binding upon and inure to the benefit of the heirs, trustees, executors, administrators, successors and assigns of the respective parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute the same instrument. This Agreement shall be governed by and subject to the laws of the State of Michigan without giving effect to conflict of law rules.

                  18. Employee understands that the Company's obligations to make payments hereunder are unfunded and that claims for payments by Employee or any beneficiary shall be those of a general, unsecured creditor. The severance payment provided for in paragraphs two (2) and five (5) hereunder shall be subject to withholding in accordance with applicable federal, state, or local law. Employee, and not the Company, will be solely responsible for all taxes due as a result of the benefits provided for in paragraph three (3) hereunder.

                  19. Employee and the Company agree to each bear their own costs, attorneys' fees and any other expenses incurred in connection with this Agreement and the matters referred to herein.



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                  20. This Agreement contains a complete statement of all the arrangements between Employee and the Company with respect to his employment and the cessation of his employment. This Agreement may not be changed orally. No other promises or agreements shall be binding unless in writing and signed by the Company and Employee.

                  IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed this Agreement or have caused its duly authorized officer to execute this Agreement.



                                   By: /s/ Frank J. Preston
                                       ---------------------
                                       Frank J. Preston

                                   Dated:  3/12/01



                                   Collins & Aikman Products Co.


                                   By: /s/ Gregory Tinnell
                                       -------------------
                                   Name:  Gregory Tinnell
                                   Title: Sr. Vice President, Human Resources
                                   Dated:  3/12/01



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STATE OF MICHIGAN   )
                    :    ss:
COUNTY of OAKLAND   )

         On March 12, 2001, before me personally came Gregory Tinnell to me known and known to me to be the individual described in, and who executed the foregoing Separation Agreement and General Release on behalf of Collins & Aikman as its Sr. V.P. - Human Resources, and he duly acknowledged to me that he executed the same in such capacity.


                                                /s/ Sherry E. Johnson
                                                ---------------------
                                                    Notary Public

                                            Sherry E. Johnson
                                            Notary Public, Oakland County, MI
                                            My Commission Expires 09/08/2004


STATE OF MICHIGAN      )
                       :    ss:
COUNTY of OAKLAND      )


                  On March 12, 2001 before me personally came Frank J. Preston to me known and known to be the individual described in, and who executed the foregoing Separation Agreement and General Release, and he duly acknowledged to me that he executed the same.


                                                /s/ Sherry E. Johnson
                                                ---------------------
                                                    Notary Public



[SEAL]


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